Exhibit 99.1

Biofrontera Inc. Announces Preliminary Revenues

for the Fourth Quarter and Full Year 2022

WOBURN, Mass. (January 9, 2023) – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, today announced preliminary, unaudited revenues for the three and 12 months ended December 31, 2022.

Revenues for the fourth quarter of 2022 are anticipated to be in the range of approximately $10.2 million to $10.4 million, an increase of approximately 12% compared with the fourth quarter of 2021. These projections result in 2022 revenue of approximately $28.7 million to $28.9 million, a record high and up approximately 20% compared with 2021.

“The Biofrontera team continues to implement our strategy to expand the use of Ameluz®-PDT for the treatment of patients with actinic keratosis,” said Erica Monaco, Chief Executive Officer of Biofrontera, Inc. “Our record 2022 revenue is an important step forward while we continue to build the commercial infrastructure necessary to effectively address and grow in our attractive target market. We are looking forward to building momentum as we move through 2023.”

The preliminary, unaudited revenues described in this press release are estimates only and are based on currently available information. Final results may vary from the preliminary revenue estimates. Biofrontera expects to report financial results for the fourth quarter and full year 2022 in March 2023. Details concerning that announcement and conference call will be provided in the coming weeks.

Biofrontera Inc. management will be in San Francisco from January 9-11, 2023 during the 41st Annual J.P. Morgan Healthcare Conference holding meetings with investors, analysts and prospective business partners. Please email tpatel@lhai.com to request a meeting.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

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Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, the Company’s preliminary revenues for the three and twelve months ended December 31, 2022, statements relating to the Company’s business and marketing strategy, the development of the Company’s sales and marketing teams and the potential to expand the label of Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Biofrontera Investor Relations

ir@bfinc.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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